Avistar announces renewal of $10 million line of
credit, its largest single customer expansion of video-enabled unified communications, plus two new customer wins

SAN MATEO, CA - December 18, 2007 – Avistar Communications Corporation (Nasdaq: AVSR), a provider of video-enabled unified communications solutions, announced that it has signed, as of December 17, 2007, a renewal of its $10 million revolving credit facility with a major financial institution, a 2,000 seat order that represents its largest customer expansion to date, and the acquisition of two new clients.

Avistar’s renewal of its $10 million dollar revolving credit facility provides financing that will be used to fund business operations, and has a term through December 2008. “With this facility confirmed, Avistar will complete its restructuring, aggressively engage the market and leverage the already significant patent and intellectual property portfolio at its disposal. Growing momentum in customer acquisitions, the installation of a new management team, a refocused patent portfolio and the restructuring of our cost structure all bode well for continuing the growth rate of 40-50% in revenue plus income from settlement and licensing activities that we have enjoyed over the last few years” said Robert J. Habig, Chief Financial Officer of Avistar.

Management’s confidence in its new strategy was buoyed by news of a contract win for 2,000 additional seats at a global investment bank – the company’s largest single deal for customer expansion. It adds to the 3,500 seats already in place at this bank, and is a powerful demonstration of the benefits gained from extending video-enabled unified communications across the enterprise. Two additional customer wins will result in deployments at an international investment management institution and a worldwide consumer products company.

“Avistar is executing a long list of business building, cost leverage, productivity and turn-around initiatives”.  said Simon Moss, the newly-hired President of Avistar and CEO, beginning January 2008. “Without Avistar’s patented ability to deliver rich communication without additional network infrastructure, the bold promises of unified communications – labor mobility, reduced carbon contribution, increased business and product leverage, and improved customer management – are much more expensive to achieve than the market currently perceives. We intend to position ourselves to both prove this and to offer an answer to the market which truly delivers.”

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About Avistar Communications Corporation

Avistar is working to define the future of unified communications and collaboration by inventing and delivering integrated visual communications software that helps companies of all sizes improve business results. From the desktop, from the laptop and from conference rooms, Avistar delivers enterprise-quality and easy-to-use audio/video conferencing, multi-party videoconferencing, and integrated data sharing anywhere in the world. By integrating visual communications with enterprise application software, Avistar incorporates communications into the daily workflow and seamlessly connects communities of users within and across enterprises.

Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. With more than 15,000 seats sold across 40 countries, Avistar’s global deployments of its unified visual communications desktop software are among the largest in the world. Avistar holds a portfolio of 76 patents for inventions in the primary areas of video and network technology and offers technology and IP licenses to companies in video conferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON.

For more information, visit www.avistar.com.

Cautionary Note About Forward Looking Statements
Statements made in this press release that are not purely historical, including but not limited to statements regarding the availability of funds under Avistar’s revolving credit facility, the use of such funds, completion of Avistar’s restructuring and market engagements, Avistar’s ability to leverage its patent and intellectual property portfolio, growing momentum in Avistar’s acquisition of new customers, continuing Avistar’s historical growth in revenues plus income from settlement and licensing activities, execution of Avistar’s business building, cost leveraging and productivity initiatives, Avistar’s prospects for 2008, future changes, impacts and successes at Avistar, Avistar’s ability to address fundamental pressures in the market for unified communications, Avistar’s ability to deliver the promises of Unified Communications at lower cost, and Avistar’s ability and positioning to prove the foregoing and offer the required solution to the market, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the expense and uncertainty associated with changes to Avistar’s organizational structure and business model, the lengthy sales cycles and volatility associated with Avistar’s sales and licensing activities, challenges associated with achieving market acceptance of video collaboration products in general and Avistar’s products in particular, intense competition in the market for video collaboration and unified communications products from a wide range of providers, and the time, expense and uncertainty associated with the enforcement, licensing or sale of Avistar’s intellectual property rights. As a result of these and other factors, Avistar’ expects to experience significant fluctuations in its revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that Avistar’s future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaim any intent or obligation to update these forward-looking statements.

Contact

Ken Lempit
Austin Lawrence Group
+1 203-391-3006
k.lempit@austinlawrence.com